EXHIBIT 23:  CONSENT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors of Harris Bankcorp, Inc.

We consent to incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 26, 1996, relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1995, which report appears on page 58 of the December 31, 1995 Annual Report on Form 10-K of Harris Bankcorp, Inc.



KPMG Peat Marwick LLP                   Coopers & Lybrand L.L.P.


Chicago, Illinois
March 25, 1996